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                                                                     EXHIBIT 5.1




                                  March 9, 1995


Phoenix Technologies Ltd.
2770 De La Cruz Boulevard
Santa Clara, California 95050

Ladies and Gentlemen:

     I have been asked by you to examine the Registration Statement on Form S-8 (the "Registration Statement") to be filed by you with the Securities and Exchange Commission on March 10, 1995 in connection with the registration under the Securities Act of 1933, as amended, of 1,255,386 shares of your Common Stock, par value $.001 per share (the "Stock"), that may be sold by you pursuant to awards granted by you to your (or your parents', affiliates', or subsidiaries') directors, officers, employees, consultants, advisors, and independent contractors pursuant to your 1994 Equity Incentive Plan (the "Plan").

     As Vice President, General Counsel and Secretary of the Company, I have examined the proceedings taken by you in connection with the adoption and approval of the Plan and the granting of awards under the Plan.

     It is my opinion that the 1,255,386 shares of Stock that may be issued and sold by you pursuant to the Plan, when issued and sold in the manner referred to in the Prospectus associated with the Registration Statement and the Plan, will be legally issued, fully-paid and nonassessable.

     I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to me, if any, in the Registration Statement and any amendments thereto.


                              Very truly yours,


                              /s/Scott C. Neely

                              Scott C. Neely
                              Vice President, General Counsel and Secretary

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